Exhibit 99.1

FOR IMMEDIATE RELEASE

        DATE: January 30, 2013

HERITAGE FINANCIAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS AND DECLARES CASH DIVIDEND

•

Diluted earnings per common share increased to $0.20 for the quarter ended December 31, 2012 from $0.14 for the quarter ended December 31, 2011 and $0.19 per common share for the linked-quarter ended September 30, 2012

•	Diluted earnings per common share increased to $0.87 for the year ended December 31, 2012 from $0.42 for the year ended December 31, 2011

•

Nonperforming originated loans decreased $10.9 million, or 46.6%, to $12.5 million (1.28% of total originated loans) at December 31, 2012 from $23.3 million (2.57% of total originated loans) at December 31, 2011

•

Nonperforming originated assets decreased $9.2 million, or 34.0%, to $17.9 million (1.39% of total originated assets) at December 31, 2012 from $27.0 million (2.14% of total originated assets) at December 31, 2011

•	Originated loans receivable increased $36.6 million, or 4.4%, during the year ended December 31, 2012

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported that the Company had net income of $3.0 million for the quarter ended December 31, 2012 compared to net income of $2.2 million for the quarter ended December 31, 2011 and $2.9 million for the linked-quarter ended September 30, 2012. Net income for the quarter ended December 31, 2012 was $0.20 per diluted common share compared to $0.14 per diluted common share for the quarter ended December 31, 2011 and $0.19 per diluted common share for the linked-quarter ended September 30, 2012.

Net income for the year ended December 31, 2012 was $13.3 million, or $0.87 per diluted common share, compared to $6.5 million, or $0.42 per diluted common share, for the year ended December 31, 2011.

Mr. Vance commented, “2012 was a good year for Heritage and we are entering 2013 with a strong balance sheet, good profitability and solid credit metrics. Our return on average assets for 2012 was 0.98%. I believe this performance is noteworthy considering the net interest margin compression our industry continues to experience.”

“We also announced the acquisition of Northwest Commercial Bank in September 2012 which closed on January 9th of this year. We feel we are well-positioned to continue to take advantage of opportunities as they arise.”

“Another important event during this past quarter was the addition of Ann Watson to our Board. Ann has a strong background of executive-level experience in the financial services industry. We are fortunate to add Ann and her expertise to our experienced and competent Board.”

Balance Sheet

The Company’s total assets decreased to $1.35 billion at December 31, 2012 from $1.37 billion at both September 30, 2012 and December 31, 2011. The decrease from prior periods was primarily due to decreases in purchased loans, net of allowance for loan losses, and decreases in interest earning deposits.

Total originated loans (not including loans held for sale) increased $2.5 million to $874.5 million at December 31, 2012 from $872.0 million at September 30, 2012 and increased $36.6 million from $837.9 million at December 31, 2011. The increases were due primarily to increases in commercial business loans.

Total deposits decreased $15.7 million to $1.12 billion at December 31, 2012 from $1.13 billion at September 30, 2012. Total non-maturity deposits decreased $9.5 million to $829.0 million at December 31, 2012 from $838.6 million at September 30, 2012 and certificates of deposit decreased $6.2 million to $288.9 million at December 31, 2012 from $295.1 million at September 30, 2012. Non-maturity deposits to total deposits increased to 74.2% at December 31, 2012 from 74.0% at September 30, 2012 and from 71.0% at December 31, 2011. In addition, noninterest demand deposits to total deposits increased to 22.1% at December 31, 2012 from 22.0% at September 30, 2012 and from 20.4% at December 31, 2011.

Total equity decreased $3.3 million to $198.9 million at December 31, 2012 from $202.2 million at September 30, 2012. The decrease was primarily due to $5.8 million in cash dividends and $745,000 in stock repurchases partially offset by $3.0 million in net income. During the quarter ended December 31, 2012, the Company repurchased approximately 54,000 shares at a weighted average price per share of $13.87. For the year ended December 31, 2012, the Company repurchased approximately 446,000 shares at a weighted average price per share of $13.51. The Company and its subsidiary banks continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2012 of 13.6%, 18.7%, and 19.9%, respectively, as compared to 14.0%, 19.1% and 20.4% at September 30, 2012, respectively.

Mr. Vance continued, “As noted in this release, the increases in originated loans occurred primarily in the commercial business loans sector. The economy continues to grow at a slow pace and organic loan growth will continue to be a challenge going forward.”

“During 2012, we returned $12.2 million ($0.80 per share) to our shareholders in the form of regular and special cash dividends in addition to repurchasing $6.0 million of common stock. We will continue to manage our capital using a variety of strategies and executing on our growth initiatives in order to bring our capital to more normalized levels.”

Credit Quality

The allowance for loan losses on originated loans decreased $1.4 million to $19.1 million at December 31, 2012 from $20.5 million at September 30, 2012 as a result of $1.7 million of net charge-offs recognized during the quarter. Nonperforming originated loans to total originated loans decreased to 1.28% at December 31, 2012 from 1.57% at September 30, 2012. Nonaccrual originated loans decreased $3.2 million to $12.5 million ($11.3 million net of government agency guarantees) at December 31, 2012 from $15.7 million ($13.7 million net of governmental guarantees) at September 30, 2012. The decrease in nonaccrual loans was due to $2.0 million of principal reductions, $765,000 of charge-offs and $844,000 in transfers to other real estate owned partially offset by $343,000 in additions to nonaccrual originated loans.

The allowance for loan losses to nonperforming originated loans was 170.44% at December 31, 2012 compared to 149.94% at September 30, 2012. Potential problem originated loans were $28.3 million at December 31, 2012, a decrease of $1.1 million from $29.4 million at September 30, 2012. Restructured originated performing loans were $15.0 million at December 31, 2012 compared to $15.3 million at September 30, 2012. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred losses based on an evaluation of known and inherent risks in the loan portfolio at December 31, 2012.

Nonperforming originated assets were $17.9 million ($16.6 million net of government agency guarantees), or 1.39% of total originated assets, at December 31, 2012, compared to $22.7 million ($20.7 million net of government agency guarantees), or 1.72% of total originated assets, at September 30, 2012. Other real estate owned decreased to $5.7 million at December 31, 2012 (of which $260,000 was covered by Federal Deposit Insurance Corporation (“FDIC”) loss sharing agreements) from $7.3 million at September 30, 2012 (of which $260,000 was covered by

FDIC loss sharing agreements). The decrease in other real estate owned was due to the disposition of 10 properties with an aggregate carrying value of totaling $2.7 million partially offset by the addition of eight properties totaling $1.4 million. During the quarter ended December 31, 2012, the Company recognized a net gain of $588,000 on the disposition of the 10 properties partially offset by a $341,000 valuation adjustment of one property.

Mr. Vance added, “Our nonperforming originated assets to total originated assets stand at 1.39% down from 2.14% a year ago and 1.72% last quarter. Our allowance for loan losses to total originated loans stands at a very healthy 2.19%. We realize our overall loan loss allowance has slowly decreased which is in direct and expected correlation to the steady improvement in overall nonperforming loans. However, our allowance to nonperforming loans has steadily increased and now stands at a very strong 170%.”

Operating Results

Net interest income decreased $771,000, or 4.7%, to $15.7 million for the quarter ended December 31, 2012 compared to $16.5 million for the same period in 2011. Net interest income decreased $3.0 million, or 4.4%, to $64.6 million for the year ended December 31, 2012 compared to $67.5 million during the same period in the prior year. The decrease in net interest income is primarily due to the decline in net interest margins during the respective periods.

Heritage’s net interest margin for the quarter ended December 31, 2012 decreased 20 basis points to 4.98% from 5.18% for the same period in 2011 and 12 basis points from 5.10% in the linked-quarter ended September 30, 2012. The net interest margin for the year ended December 31, 2012 decreased to 5.17% from 5.41% in the same period in 2011. The decline in net interest margin is due to a combination of lower contractual note rates and the overall lessening impact of discount accretion on the acquired loan portfolios.

The effect on the net interest margin of discount accretion on the acquired loan portfolios for the quarter ended December 31, 2012 was approximately 48 basis points compared to 43 basis points in the same quarter of the prior year and 49 basis points for the linked-quarter ended September 30, 2012. The effect on the net interest margin of discount accretion on the acquired loan portfolios for the year ended December 31, 2012 was approximately 50 basis points compared to 63 basis points for the year ended December 31, 2011. Interest reversals on nonaccrual originated loans impacting the net interest margin for the quarter ended December 31, 2012 were approximately six basis points compared to nine basis points for the same quarter in the prior year and six basis points for the linked-quarter ended September 30, 2012. Interest reversals on nonaccrual originated loans impacting the net interest margin for the year ended December 31, 2012 were approximately seven basis points compared to 11 basis points for the prior year ended December 31, 2011.

The provision for loan losses on originated loans was $280,000 for the quarter ended December 31, 2012 compared to $195,000 for the quarter ended December 31, 2011. For the year ended December 31, 2012, the provision for loan losses on originated loans decreased $4.5 million to $695,000 from $5.2 million for the year ended December 31, 2011. The decrease in the year-to-date provision expense was substantially due to improving credit quality metrics, such as the decrease in ratio of nonperforming originated loans to total originated loans as noted above. The Company had net charge-offs on originated loans of $1.7 million for the quarter ended December 31, 2012 compared to $525,000 for the quarter ended September 30, 2012 and $265,000 for the quarter ended December 31, 2011. For the year ended December 31, 2012, the Company had net charge-offs on originated loans of $3.9 million compared to $4.9 million for the year ended December 31, 2011.

The provision for loan losses on purchased loans totaled $419,000 for the quarter ended December 31, 2012 compared to $3.1 million for the comparable period in the prior year and $592,000 for the linked-quarter ended September 30, 2012. For the year ended December 31, 2012, the provision for loan losses on purchased loans was $1.3 million compared to $9.3 million for the year ended December 31, 2011. As of the acquisition dates, purchased loans were recorded at their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. To the extent actual or projected cash flows are less than previously estimated, additional provisions for loan losses on the purchased loan portfolios will be recognized immediately into earnings. To the extent actual or projected cash flows are more than previously estimated, the increase in cash flows is recognized immediately as a recapture of provision for loan losses up to the amount of any provision previously recognized for that pool of loans, if any, then prospectively recognized in interest income as a yield adjustment.

Cash flows on pools of acquired loans are re-estimated on a quarterly basis. As reflected in the table below, incremental accretion income was $1.5 million for both the quarters ended December 31, 2012 and September 30, 2012 and $1.4 million for the quarter ended December 31, 2011. For the year ended December 31, 2012, incremental accretion income was $6.3 million compared to $7.9 million for the year ended December 31, 2011.

For the quarter ended December 31, 2012, the Company recognized $(346,000) of change in the FDIC indemnification asset compared to $(492,000) and $327,000 for the quarters ended September 30, 2012 and December 31, 2011, respectively. For the year ended December 31, 2012, the Company recognized $(1.0) million of change in the FDIC indemnification asset compared to $(2.3) million for the year ended December 31, 2011.

The following table illustrates the significant accounting entries associated with the Company’s acquired loan portfolios:

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(in thousands)
Incremental accretion income over stated note rate(1)	$1,522	$1,524	$1,409	$6,280	$7,884
Change in FDIC indemnification asset	(346)	(492)	327	(1,033)	(2,250)
Provision for loan losses	(419)	(592)	(3,122)	(1,321)	(9,250)

Pre-tax earnings impact	$757	$440	$(1,386)	$3,926	$(3,616)

(1)	The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual stated interest rate in the individual loan notes. This income stems from the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.

Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “Our net interest margin was a very strong 4.98% for the quarter ended December 31, 2012. However, due to the low rate environment, we expect to see a continuing trend of declining net interest margins as a result of ongoing downward pressure on loan and investment yields.”

Noninterest income was $1.8 million for the quarter ended December 31, 2012 compared to $2.3 million for the same period in 2011 and $1.5 million for the linked-quarter ended September 30, 2012. For the year ended December 31, 2012, noninterest income increased $1.5 million to $7.3 million from $5.7 million for the year ended December 31, 2011. The variances in noninterest income from prior periods are primarily due to the change in the FDIC indemnification asset.

Noninterest expense was $12.4 million for the quarter ended December 31, 2012 compared to $12.3 million for the quarter ended December 31, 2011 and $12.5 million for the linked-quarter ended September 30, 2012. The increase for the quarter ended December 31, 2012 compared to same period in 2011 was primarily due to increases in salaries and benefits of $409,000. The slight decrease from the linked-quarter ended September 30, 2012 was primarily due to gains on sales of other real estate owned as noted above. Noninterest expense increased $689,000, or 1.4%, to $50.4 million for the year ended December 31, 2012 compared to $49.7 million for the year ended December 31, 2011. The increase was due primarily to increases of $1.9 million in salaries and employee benefits and $481,000 in professional services, partially offset by decreases of $605,000 in other real estate owned expense and $556,000 in federal deposit insurance premium expense.

Income tax expense was $1.3 million for the quarter ended December 31, 2012 compared to $1.0 million for the comparable quarter in 2011 and $1.3 million for the linked-quarter ended September 30, 2012. For the year ended December 31, 2012, income tax expense was $6.2 million compared to $2.6 million for the year ended December 31, 2011. The increases in income tax expense from prior periods were primarily due to respective increases in pre-tax income.

Dividend

On January 30, 2013, the Company’s Board of Directors declared a quarterly cash dividend of $0.08 per common share payable on February 22, 2013 to shareholders of record on February 8, 2013.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on January 31, 2013 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1074 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through February 12, 2013, by dialing (800) 475-6701 — access code 277667.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-nine full-service banking offices and its Online Banking Website www.HeritageBankNW.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Contact:

Brian L. Vance, President & Chief Executive Officer, (360) 943-1500

Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(in thousands)	December 31, 2012	September 30, 2012	December 31, 2011
Stockholders’ equity	$198,938	$202,244	$202,520
Less: goodwill and other intangible assets	14,098	14,205	14,525

Tangible common equity	$184,840	$188,039	$187,995

Total assets	$1,345,540	$1,366,582	$1,368,985
Less: goodwill and other intangible assets	14,098	14,205	14,525

Tangible assets	$1,331,442	$1,352,377	$1,354,460

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including the Cowlitz Bank and Pierce Commercial Bank transactions, or may in the future acquire into our operations, including the recent acquisition of Northwest Commercial Bank and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; risks relating to acquiring assets or entering markets in which we have not previously operated and may not be familiar; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	December 31, 2012	September 30, 2012	December 31, 2011
Assets
Cash on hand and in banks	$37,180	$34,257	$30,193
Interest earning deposits	69,906	82,648	93,566

Cash and cash equivalents	107,086	116,905	123,759
Investment securities available for sale	144,293	147,682	144,602
Investment securities held to maturity	10,099	10,833	12,093
Loans held for sale	1,676	1,411	1,828
Originated loans receivable	874,485	871,959	837,924
Less: Allowance for loan losses	(19,125)	(20,533)	(22,317)

Originated loans receivable, net	855,360	851,426	815,607
Purchased covered loans receivable, net of allowance for loan losses of $4,352, $4,137 and $3,963	83,978	89,005	105,394
Purchased non-covered loans receivable, net of allowance for loan losses of $5,117, $4,937 and $4,635	59,006	65,592	83,479

Total loans receivable, net	998,344	1,006,023	1,004,480
FDIC indemnification asset	7,100	7,480	10,350
Other real estate owned ($260, $260 and $774 covered by FDIC loss share, respectively)	5,666	7,285	4,484
Premises and equipment, net	24,755	22,886	22,975
Federal Home Loan Bank (“FHLB”) stock, at cost	5,495	5,545	5,594
Accrued interest receivable	4,821	5,178	5,117
Prepaid expenses and other assets	22,107	21,149	19,178
Goodwill and other intangible assets	14,098	14,205	14,525

Total assets	$1,345,540	$1,366,582	$1,368,985

Liabilities and Stockholders’ Equity
Deposits	$1,117,971	$1,133,700	$1,136,044
Securities sold under agreement to repurchase	16,021	22,889	23,091
Accrued expenses and other liabilities	12,610	7,749	7,330

Total liabilities	1,146,602	1,164,338	1,166,465

Common stock	121,832	122,275	126,622
Unearned compensation – ESOP	—	(28)	(94)
Retained earnings	75,362	78,086	74,256
Accumulated other comprehensive income, net	1,744	1,911	1,736

Total stockholders’ equity	198,938	202,244	202,520

Total liabilities and stockholders’ equity	$1,345,540	$1,366,582	$1,368,985

Common stock, shares outstanding	15,117,980	15,162,879	15,456,297

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Interest income:
Interest and fees on loans	$15,924	$16,181	$16,862	$65,588	$70,114
Taxable interest on investment securities	414	525	689	2,195	2,912
Nontaxable interest on investment securities	300	274	229	1,097	821
Interest on interest earning deposits	62	51	67	229	273

Total interest income	16,700	17,031	17,847	69,109	74,120

Interest expense:
Deposits	968	1,061	1,342	4,469	6,503
Other borrowings	16	15	18	65	79

Total interest expense	984	1,076	1,360	4,534	6,582

Net interest income	15,716	15,955	16,487	64,575	67,538
Provision for loan losses on originated loans	280	215	195	695	5,180
Provision for loan losses on purchased loans	419	592	3,122	1,321	9,250

Net interest income after provision for loan losses	15,017	15,148	13,170	62,559	53,108

Noninterest income:
Gains on sales of loans, net	87	92	72	295	316
Service charges on deposits	936	933	975	3,684	3,698
Merchant Visa income, net	151	182	165	685	556
Change in FDIC indemnification asset	(346)	(492)	327	(1,033)	(2,250)
Other income	945	812	807	3,641	3,426

Total noninterest income	1,773	1,527	2,346	7,272	5,746

Noninterest expense:
Salaries and employee benefits	7,311	7,224	6,902	29,020	27,109
Occupancy and equipment	1,868	1,880	1,813	7,365	7,127
Data processing	653	643	617	2,555	2,628
Marketing	310	435	276	1,517	1,361
Professional services	619	742	498	2,543	2,062
State and local taxes	301	295	321	1,226	1,336
Impairment loss on investment securities, net	18	—	25	78	98
Federal deposit insurance premium	219	245	286	1,002	1,558
Other real estate owned, net	(171)	35	325	316	921
Other expense	1,293	1,004	1,199	4,770	5,503

Total noninterest expense	12,421	12,503	12,262	50,392	49,703

Income before income taxes	4,369	4,172	3,254	19,439	9,151
Income tax expense	1,335	1,309	1,021	6,178	2,633

Net income	$3,034	$2,863	$2,233	$13,261	$6,518

Basic earnings per common share	$0.20	$0.19	$0.14	$0.87	$0.42
Diluted earnings per common share	$0.20	$0.19	$0.14	$0.87	$0.42
Average number of common shares outstanding	14,949,675	14,954,887	15,355,967	15,080,149	15,431,355
Average number of diluted common shares outstanding	14,965,475	14,968,671	15,361,957	15,094,789	15,440,728

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Performance Ratios:
Efficiency ratio	71.0%	71.52%	65.11%	70.1%	67.82%
Return on average assets	0.89%	0.84%	0.65%	0.98%	0.48%
Return on average equity	5.99%	5.64%	4.32%	6.52%	3.17%
Average Balances:
Loans, including purchased loans	$994,618	$999,915	$993,227	$996,186	$981,848
Taxable investment securities	116,044	122,325	128,144	121,543	129,217
Nontaxable investment securities	45,065	38,695	29,565	38,853	25,122
Interest earning deposits	93,504	77,077	106,473	86,686	105,836
Total interest earning assets	1,254,824	1,243,602	1,263,003	1,248,906	1,247,617
Total assets	1,361,678	1,351,005	1,362,197	1,354,072	1,350,308
Interest bearing deposits	876,293	881,873	905,382	886,159	911,846
Securities sold under agreement to repurchase	19,269	15,999	19,702	18,314	19,301
Total interest bearing liabilities	895,562	897,872	925,087	904,473	931,148
Noninterest bearing deposits	254,525	242,478	223,691	237,888	205,862
Total equity	201,541	202,050	205,249	203,401	205,503
Tangible common equity	187,383	187,783	190,658	189,082	190,749
Net Interest Spread:
Yield on loans, net	6.37%	6.44%	6.74%	6.58%	7.14%
Yield on taxable investment securities	1.42%	1.71%	2.13%	1.81%	2.25%
Yield on nontaxable investment securities	2.65%	2.81%	3.07%	2.83%	3.27%
Yield on interest earning deposits	0.26%	0.26%	0.25%	0.26%	0.26%
Yield on interest earning assets	5.30%	5.45%	5.61%	5.53%	5.94%
Cost of interest bearing deposits	0.44%	0.48%	0.59%	0.50%	0.71%
Cost of securities sold under agreement to repurchase	0.33%	0.36%	0.37%	0.35%	0.41%
Cost of interest bearing liabilities	0.44%	0.48%	0.58%	0.50%	0.71%
Net interest spread	4.86%	4.97%	5.02%	5.03%	5.23%
Net interest margin	4.98%	5.10%	5.18%	5.17%	5.41%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Allowance for Originated Loan Losses:
Allowance balance, beginning of period	$20,533	$20,843	$22,387	$22,317	$22,062
Provision for loan losses	280	215	195	695	5,180
Net recoveries (charge-offs):
Commercial business	(1,101)	(306)	(211)	(2,123)	(1,870)
One-to-four family residential	(179)	(94)	—	(349)	(15)
Real estate construction	(360)	—	98	(1,155)	(2,747)
Consumer	(48)	(125)	(152)	(260)	(293)

Total net recoveries (charge-offs)	(1,688)	(525)	(265)	(3,887)	(4,925)

Allowance balance, end of period	$19,125	$20,533	$22,317	$19,125	$22,317

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Allowance for Purchased Covered Loan Losses:
Allowance balance, beginning of period	$4,137	$3,973	$3,682	$3,963	$—
Net recoveries (charge-offs)	(24)	—	(355)	(57)	(435)
Provision for (recovery of) loan losses	239	164	636	446	4,398

Allowance balance, end of period	$4,352	$4,137	$3,963	$4,352	$3,963

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December, 2011
Allowance for Purchased Non-Covered Loan Losses:
Allowance balance, beginning of period	$4,937	$4,667	$2,366	$4,635	$—
Net recoveries (charge-offs)	—	(158)	(217)	(393)	(217)
Provision for (recovery of) loan losses	180	428	2,486	875	4,852

Allowance balance, end of period	$5,117	$4,937	$4,635	$5,117	$4,635

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Other Real Estate Owned:
Balance, beginning of period	$7,285	$8,634	$2,590	$4,484	$3,030
Additions	1,426	453	2,557	7,405	5,653
Proceeds from dispositions	(3,292)	(1,804)	(391)	(5,987)	(3,257)
Gain (loss) on sales	588	2	4	588	(71)
Valuation adjustments	(341)	—	(276)	(824)	(871)

Balance, end of period	$5,666	$7,285	$4,484	$5,666	$4,484

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	December 31, 2012	September 30, 2012	December 31, 2011
Financial Measures:
Book value per common share	$13.16	$13.34	$13.10
Tangible book value per common share	$12.23	$12.40	$12.16
Stockholders’ equity to total assets	14.8%	14.8%	14.8%
Tangible common equity to tangible assets	13.9%	13.9%	13.9%
Tier 1 leverage capital to average assets	13.6%	14.0%	13.8%
Tier 1 capital to risk-weighted assets	18.7%	19.1%	19.0%
Total capital to risk-weighted assets	19.9%	20.4%	20.3%
Net loans to deposits ratio	89.4%	88.9%	88.6%

	As of Period End
	December 31, 2012	September 30, 2012	December 31, 2011
Nonperforming Originated Assets:
Nonaccrual originated loans by type:
Commercial business	$5,492	$7,162	$8,266
One-to-four family residential	389	425	—
Real estate construction and land development	6,420	8,008	14,947
Consumer	157	87	125

Total nonaccrual originated loans(1)(2)	12,458	15,682	23,338

Other noncovered real estate owned	5,406	7,025	3,710

Nonperforming originated assets	$17,864	$22,707	$27,048

Restructured originated performing loans(3)	$15,039	$15,278	$13,805
Accruing originated loans past due 90 days or more(4)	214	500	1,328
Potential problem originated loans(5)	28,270	29,374	29,742
Allowance for loan losses on originated loans to:
Total originated loans	2.19%	2.35%	2.66%
Nonperforming originated loans(6)	170.44%	149.94%	103.52%
Nonperforming originated loans to total originated loans(6)	1.28%	1.57%	2.57%
Nonperforming originated assets to total originated assets(6)	1.39%	1.72%	2.14%

(1)	$8.6 million, $10.0 million and $11.7 million of originated nonaccrual loans were considered troubled debt restructurings at December 31, 2012, September 30, 2012 and December 31, 2011, respectively.
(2)	$1.2 million, $2.0 million and $1.8 million of originated nonaccrual loans were guaranteed by government agencies at December 31, 2012, September 30, 2012 and December 31, 2011, respectively.
(3)	$679,000, $461,000 and $592,000 of originated restructured performing loans were guaranteed by government agencies at December 31, 2012, September 30, 2012 and December 31, 2011, respectively.
(4)	There were no accruing originated loans past due 90 days or more that were guaranteed by government agencies at December 31, 2012 and September 30, 2012, and there were $6,000 accruing originated loans past due 90 days or more that were guaranteed by government agencies at December 31, 2011.
(5)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. $3.2 million, $3.1 million and $2.8 million of originated potential problem loans were guaranteed by government agencies at December 31, 2012, September 30, 2012 and December 31, 2011, respectively.
(6)	Excludes portions guaranteed by government agencies.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	December 31, 2012		September 30, 2012		December 31, 2011
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Originated loans:
Commercial business:
Commercial and industrial	$277,240	31.7%	$280,513	32.2%	$273,590	32.6%
Owner-occupied commercial real estate	188,494	21.6%	191,798	22.0%	166,881	19.9%
Non-owner occupied commercial real estate	265,835	30.4%	256,670	29.4%	251,049	30.0%

Total commercial business	731,569	83.7%	728,981	83.6%	691,520	82.5%
One-to-four family residential	38,848	4.4%	39,431	4.5%	37,960	4.5%
Real estate construction and land development:
One-to-four family residential	25,175	2.9%	25,045	2.9%	22,369	2.7%
Five or more family residential and commercial properties	52,075	5.9%	50,442	5.8%	54,954	6.6%

Total real estate construction and land development	77,250	8.8%	75,487	8.7%	77,323	9.3%
Consumer	28,914	3.3%	29,976	3.4%	32,981	3.9%

Gross originated loans	876,581	100.2%	873,875	100.2%	839,784	100.2%
Deferred loan fees, net	(2,096)	(0.2)%	(1,916)	(0.2)%	(1,860)	(0.2)%

Total originated loans	874,485	100.0%	871,959	100.0%	837,924	100.0%

Purchased covered loans	88,330		93,142		109,357
Purchased non-covered loans	64,123		70,529		88,114

Total loans, net of net deferred loan fees	$1,026,938		$1,035,630		$1,035,395

	December 31, 2012		September 30, 2012		December 31, 2011
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest demand deposits	$247,048	22.1%	$248,937	22.0%	$230,993	20.4%
NOW accounts	303,487	27.2%	295,715	26.1%	304,818	26.8%
Money market accounts	157,728	14.1%	173,362	15.3%	166,913	14.7%
Savings accounts	120,781	10.8%	120,561	10.6%	103,716	9.1%

Total non-maturity deposits	829,044	74.2%	838,575	74.0%	806,440	71.0%
Certificates of deposit	288,927	25.8%	295,125	26.0%	329,604	29.0%

Total deposits	$1,117,971	100.0%	$1,133,700	100.0%	$1,136,044	100.0%